Exhibit 99.1

Reliance Steel & Aluminum Co. Reports Record 2008 Second Quarter and Six Months Results

LOS ANGELES--(BUSINESS WIRE)--Reliance Steel & Aluminum Co. (NYSE:RS) reported today its financial results for the second quarter and six months ended June 30, 2008. For the 2008 second quarter, net income was a record $156.6 million, up 27.5% compared with net income of $122.8 million for the 2007 second quarter, and up 45.8% from $107.4 million for the 2008 first quarter. Earnings per diluted share were $2.12 for the 2008 second quarter, up 33% from $1.59 for the 2007 second quarter and up 45% from $1.46 for the 2008 first quarter. 2008 second quarter sales were a record $2.1 billion, an increase of 10.5% compared with 2007 second quarter sales of $1.9 billion. The 2008 second quarter financial results include in cost of sales a pre-tax LIFO expense amount of $40.0 million, or $.34 per diluted share, compared with a pre-tax LIFO expense amount of $13.75 million, or $.11 per diluted share in the 2007 second quarter.

For the six months ended June 30, 2008, net income amounted to a record $264.0 million, up 12.6% compared with net income of $234.5 million for the same period in 2007. Earnings per diluted share were a record $3.58 for the six months ended June 30, 2008, compared with earnings of $3.06 per diluted share for the six months ended June 30, 2007. Sales for the 2008 year-to-date period were a record $4.0 billion, an increase of 7.1% compared with 2007 six month sales of $3.74 billion. The 2008 six month financial results include in cost of sales a pre-tax LIFO expense amount of $57.5 million, or $.49 per diluted share, compared with a pre-tax LIFO expense amount of $32.5 million, or $.26 per diluted share in the 2007 year-to-date period.

David H. Hannah, Chairman and Chief Executive Officer of Reliance said, “The 2008 second quarter turned out to be quite a bit better than we had originally anticipated. The main reason for the increased earnings was higher carbon steel prices, which resulted in higher gross profit margins as we quickly passed through the increases to our customers. While we expected carbon steel pricing to continue upwards during the second quarter, the increases were larger than we had anticipated.”

“Looking at the third quarter, we expect pricing to be slightly above second quarter levels. While we do not expect any unusual changes in demand, we do expect the normal seasonal softness compared to the 2008 second quarter, and we recognize there is still a good deal of uncertainty surrounding overall economic activity. We, therefore, are anticipating our volume to decrease slightly and our gross profit margins to be a bit lower because the rate of carbon steel price increases will be below that of the second quarter. We currently estimate earnings per diluted share for the 2008 third quarter to be in a range of $1.80 to $1.90. This guidance does not include the impact of the acquisition of PNA or any of the related financing activities discussed below. We expect to complete the acquisition and the related financing activities in early August,” Hannah stated.

On June 16, 2008, Reliance entered into an agreement to acquire the outstanding capital stock of PNA Group Holding Corporation, a leading steel service center group. The transaction is valued at approximately $1.1 billion, comprised of approximately $315 million for PNA’s equity plus up to $750 million of debt. PNA’s subsidiaries include the operating entities Delta Steel, LP, Feralloy Corporation, Infra-Metals Co., Metals Supply Company, Ltd., Precision Flamecutting and Steel, LP and Sugar Steel Corporation. Through its subsidiaries, PNA processes and distributes primarily carbon steel plate, bar, structural and flat-rolled products. Full year 2007 and first quarter 2008 revenues for PNA were about $1.6 billion and $474 million, respectively. PNA has 23 steel service centers throughout the United States, as well as five joint ventures that operate a total of seven service centers in the United States and Mexico.

The PNA acquisition is expected to be completed in early August, subject to the satisfaction of certain conditions, including obtaining required regulatory approvals. Reliance expects to finance the acquisition and the repayment or refinancing of PNA’s existing debt, through a combination of borrowings under Reliance’s existing credit facility and by raising approximately $750 million through the new bank debt and a financing detailed in a separate press release issued by us this morning.

On July 15, 2008, Reliance announced that its tender offers for any and all of the outstanding PNA Group, Inc. 10.75% Senior Notes due 2016 (the “Fixed Rate Notes”) and the outstanding PNA Intermediate Holding Corporation Senior Floating Rate Toggle Notes due 2013 (the “Floating Rate Notes”, collectively the “Notes”) had been fully subscribed. As of July 15, 2008, all the $250 million aggregate outstanding principal amount of Fixed Rate Notes and all the $170 million aggregate outstanding principal amount of Floating Rate Notes had been validly tendered and not withdrawn pursuant to the tender offers therefore. The tender offers and the related consent solicitations are conditional on the closing of the PNA acquisition, however the completion of the tender offers and consent solicitations are not conditions to the completion of the PNA acquisition or financing thereof. Because all of the Notes have been tendered, Reliance expects to surrender the Notes to the trustees for retirement following the acceptance of such Notes for payment, making it unnecessary for the indentures for the Notes to be amended pursuant to the consent solicitations.

On April 16, 2008, the Board of Directors declared a regular quarterly cash dividend of $.10 per share of common stock. The 2008 second quarter dividend was paid on June 23, 2008 to shareholders of record June 2, 2008. The Company has paid regular quarterly dividends for 47 consecutive years.

Reliance will host a conference call that will be broadcast live over the Internet (listen only mode) regarding the second quarter and six months financial results for the period ended June 30, 2008. All interested parties are invited to listen to the web cast on July 17, 2008 at 11:00 a.m. Eastern Time at: http://www.rsac.com/investorinformation or http://www.streetevents.com. Player format: Windows Media and RealPlayer. The web cast will remain on the Reliance web site at: www.rsac.com through August 17, 2008 and a printed transcript will be posted on the Reliance web site after the completion of the conference call.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America (United States and Canada). Through a network of more than 180 locations in 37 states and Belgium, Canada, China, South Korea and the United Kingdom, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in various industries.

Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2008 “Fortune 500” List, the Fortune 2008 List of “America’s Most Admired Companies,” the 2008 Forbes “America’s Best Managed Companies” List, and the 2008 Forbes “Platinum 400 List of America’s Best Big Companies.”

This release contains forward-looking statements, including the earnings guidance, which statements are subject to inherent risks and uncertainties. Actual results and events may differ materially as a result of a variety of factors, many of which are outside of Reliance Steel & Aluminum Co.’s control. Risk factors and additional information are included in Reliance Steel & Aluminum Co.’s reports on file with the Securities and Exchange Commission, including Reliance Steel & Aluminum Co.’s Annual Report on Form 10-K for the year ended December 31, 2007, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.

RELIANCE STEEL & ALUMINUM CO. SELECTED FINANCIAL DATA (In thousands, except share and per share amounts)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Income Statement Data:
Net sales	$2,095,068	$1,896,036	$4,003,238	$3,737,926
Gross profit	586,934	497,497	1,079,213	969,949
Operating income	267,907	213,738	457,129	412,187
EBITDA[1]	288,853	235,281	499,053	452,555
EBIT[1]	267,408	216,071	456,243	414,894
Pre-tax income	251,247	196,456	423,469	375,169
Net income	156,596	122,784	263,991	234,480
EPS – diluted	$2.12	$1.59	$3.58	$3.06
Weighted average shares outstanding – diluted	73,757,864	77,181,651	73,651,222	76,691,529
Gross margin	28.0%	26.2%	27.0%	25.9%
Operating income margin	12.8%	11.3%	11.4%	11.0%
EBITDA margin[1]	13.8%	12.4%	12.5%	12.1%
EBIT margin[1]	12.8%	11.4%	11.4%	11.1%
Pre-tax margin	12.0%	10.4%	10.6%	10.0%
Net margin	7.5%	6.5%	6.6%	6.3%
Cash dividends per share	$.10	$.08	$.20	$.16

	June 30,	December 31,
	2008	2007
Balance Sheet and Other Data:
Current assets	$2,166,371	$1,721,403
Working capital	1,335,874	1,121,539
Property, plant and equipment, net	871,569	824,635
Total assets	4,473,253	3,983,477
Current liabilities	830,497	599,864
Long-term debt[2]	1,109,565	1,013,260
Shareholders’ equity	2,264,933	2,106,249
Capital expenditures (year-to-date)	88,305	124,127
Net debt-to-total capital[3]	32.0%	32.4%
Return on equity[4]	20.8%	23.4%
Current ratio	2.6	2.9
Book value per share	$30.93	$28.12
Cash flow from operations per share[5]	$7.98	$8.40

1 See Unaudited Consolidated Statements of Income for reconciliation of EBIT and EBITDA. EBIT is defined as the sum of income before interest expense and income taxes. EBITDA is defined as the sum of income before interest expense, income taxes, depreciation expense and amortization of intangibles. We use EBITDA as a liquidity performance measure and believe EBITDA is useful in evaluating our liquidity because the calculation generally eliminates the effects of financing costs and income taxes and the accounting effects of capital spending and acquisitions, which are assessed and evaluated through other operating performance measures. EBITDA is also commonly used as a measure of operating and liquidity performance for companies in our industry and is frequently used by analysts, investors, lenders, rating agencies and other interested parties to evaluate a company’s financial performance and its ability to incur and service debt. EBITDA is not a recognized measurement under U.S. generally accepted accounting principles and, therefore, represents a non-GAAP financial measure. EBITDA should not be considered in isolation or as a substitute for consolidated statements of income and cash flows data prepared in accordance with U.S. generally accepted accounting principles as it excludes components that are significant in understanding and assessing our results of operations and cash flows. EBITDA as presented is not necessarily comparable with similarly titled measures for other companies.

2 Long-term debt includes capital lease obligations of $4,179 and $4,495 as of June 30, 2008 and December 31, 2007, respectively.

3 Net debt-to-total capital is calculated as total debt (net of cash) divided by shareholders’ equity plus total debt (net of cash).

4 Calculations are based on the latest twelve months net income and beginning shareholders’ equity.

5 Calculations are based on the latest twelve months.

RELIANCE STEEL & ALUMINUM CO. CONSOLIDATED BALANCE SHEETS (In thousands, except share amounts)

ASSETS
	June 30,	December 31,
	2008	2007
	(Unaudited)
Current assets:
Cash and cash equivalents	$89,843	$77,023
Accounts receivable, less allowance for doubtful accounts of $20,887 at June 30, 2008 and $16,153 at December 31, 2007	946,081	691,462
Inventories	1,106,532	911,315
Prepaid expenses and other current assets	23,915	24,028
Income taxes receivable	—	17,575
Total current assets	2,166,371	1,721,403
Property, plant and equipment, at cost:
Land	118,816	115,294
Buildings	450,089	417,677
Machinery and equipment	712,497	669,671
Accumulated depreciation	(409,833)	(378,007)
	871,569	824,635

Goodwill	890,727	886,152
Intangible assets, net	464,312	464,291
Cash surrender value of life insurance policies, net	67,396	73,953
Other assets	12,878	13,043
Total assets	$4,473,253	$3,983,477

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$486,630	$333,986
Accrued expenses	125,982	37,863
Accrued compensation and retirement costs	85,900	95,539
Accrued insurance costs	36,625	36,884
Income taxes payable	26,064	—
Deferred income taxes	23,143	23,136
Current maturities of long-term debt	45,522	71,815
Current maturities of capital lease obligations	631	641
Total current liabilities	830,497	599,864
Long-term debt	1,105,386	1,008,765
Capital lease obligations	4,179	4,495
Long-term retirement costs and other long-term liabilities	67,129	62,224
Deferred income taxes	199,358	200,181
Minority interest	1,771	1,699
Commitments and contingencies
Shareholders’ equity:
Preferred stock, no par value:
Authorized shares — 5,000,000
None issued or outstanding	—	—
Common stock, no par value:
Authorized shares — 100,000,000
Issued and outstanding shares — 73,230,947 at
June 30, 2008 and 74,906,824 at December 31, 2007, stated capital	555,543	646,406
Retained earnings	1,695,722	1,439,598
Accumulated other comprehensive income	13,668	20,245
Total shareholders’ equity	2,264,933	2,106,249
Total liabilities and shareholders’ equity	$4,473,253	$3,983,477

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED STATEMENTS OF INCOME (In thousands, except share and per share amounts)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007

Net sales	$2,095,068	$1,896,036	$4,003,238	$3,737,926

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	1,508,134	1,398,539	2,924,025	2,767,977
Warehouse, delivery, selling, general and administrative	297,582	264,549	579,274	520,101
Depreciation and amortization	21,445	19,210	42,810	37,661
	1,827,161	1,682,298	3,546,109	3,325,739

Operating income	267,907	213,738	457,129	412,187

Other income (expense):
Interest	(16,161)	(19,615)	(32,774)	(39,725)
Other income (expense), net	(499)	2,333	(886)	2,707
Income from continuing operations before income taxes	251,247	196,456	423,469	375,169
Provision for income taxes	94,651	73,672	159,478	140,689
Net income	$156,596	$122,784	$263,991	$234,480

Earnings per share:
Income from continuing operations - diluted	$2.12	$1.59	$3.58	$3.06
Weighted average shares outstanding - diluted	73,757,864	77,181,651	73,651,222	76,691,529

Income from continuing operations - basic	$2.14	$1.61	$3.62	$3.08
Weighted average shares outstanding - basic	73,015,855	76,219,670	72,936,666	76,041,932

Cash dividends per share	$.10	$.08	$.20	$.16

Reconciliation of EBIT and EBITDA

Net cash provided by operating activities	$21,185	$99,470	$128,381	$170,239
Provision for income taxes	94,651	73,672	159,478	140,689
Interest expense	16,161	19,615	32,774	39,725
Other non cash adjustments	4,337	6,228	4,314	7,663
Changes in assets and liabilities (excluding effect of businesses acquired)	152,519	36,296	174,106	94,239
EBITDA	$288,853	$235,281	$499,053	$452,555
Less, Depreciation and amortization expense	21,445	19,210	42,810	37,661
EBIT	$267,408	$216,071	$456,243	$414,894

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Six Months Ended June 30,
	2008	2007
Operating activities:
Net income	$263,991	$234,480
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	42,810	37,661
Provision for deferred income taxes	(2,249)	(5,519)
Gain on sales of property and equipment	(174)	(1,022)
Minority interest	72	204
Stock based compensation expense	6,771	4,680
Excess tax benefits from stock based compensation	(9,187)	(5,929)
Decrease (increase) in cash surrender value of life insurance policies	453	(77)
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	(257,165)	(114,824)
Inventories	(204,991)	(95,029)
Prepaid expenses and other assets	15,489	31,521
Accounts payable and other liabilities	272,561	84,093
Net cash provided by operating activities	128,381	170,239

Investing activities:
Purchases of property, plant and equipment	(88,305)	(58,645)
Acquisitions of metals service centers and net asset purchases of metals service centers, net of cash acquired	(13,250)	(217,712)
Proceeds from sales of property and equipment	17,902	2,572
Proceeds from redemption of life insurance policies	2,532	—
Net investment in life insurance policies	(96)	(262)
Net cash used in investing activities	(81,217)	(274,047)

Financing activities:
Proceeds from borrowings	339,897	542,850
Principal payments on long-term debt and short-term borrowings	(270,499)	(426,601)
Dividends paid	(14,575)	(12,174)
Excess tax benefits from stock based compensation	9,187	5,929
Exercise of stock options	16,856	10,796
Issuance of common stock	284	281
Common stock repurchase	(114,774)	—
Net cash (used in) provided by financing activities	(33,624)	121,081
Effect of exchange rate changes on cash	(720)	202
Increase in cash and cash equivalents	12,820	17,475
Cash and cash equivalents at beginning of period	77,023	57,475
Cash and cash equivalents at end of period	$89,843	$74,950

Supplemental cash flow information:
Interest paid during the period	$28,675	$33,861
Income taxes paid during the period	$107,464	$111,957

CONTACT:
Reliance Steel & Aluminum Co.
Kim P. Feazle
Investor Relations
(713) 610-9937
(213) 576-2428
kfeazle@rsac.com
investor@rsac.com